Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: February 12, 2025
Contact: Julie DeVader
515.412.2172
jdevader@fhlbdm.com
Federal Home Loan Bank of Des Moines Announces 2024
Fourth Quarter and Annual Financial Results, Declares Dividend
Fourth Quarter 2024 Highlights
•Net income of $206 million
•Affordable Housing Program (AHP) assessments of $23 million
•Voluntary community and housing contributions of $19 million
•Advances totaled $100.0 billion
•Mortgage loans held for portfolio, net totaled $11.9 billion
•Letters of credit totaled $20.1 billion
•Retained earnings totaled $3.5 billion
Dividend
The Board of Directors approved a fourth quarter 2024 dividend to be paid at an annualized rate of 9.75% on average activity-based stock, an increase of 0.25% from prior quarter, and 6.00% on average membership stock, unchanged from the prior quarter. The Federal Home Loan Bank of Des Moines (the Bank) expects to make dividend payments totaling $138 million on February 19, 2025.
Liquidity Mission
The Bank provides liquidity to its members to support the housing, business, and economic development needs of the communities they serve. Members pledge collateral to access our core liquidity products of advances, letters of credit, and purchased mortgage loans under the Mortgage Partnership Finance® Program. During 2024, advance balances averaged $107.4 billion, and purchased mortgage loan balances averaged $10.9 billion. The liquidity provided through these products allows our members to:

•meet mortgage and other loan demand in their communities when deposits alone are insufficient;
•originate mortgage loans without holding them on their balance sheet; and
•reduce interest rate risk by structuring advances to match their assets.

In addition, the Bank provides a reliable source of contingent liquidity for its members. During 2024, the Bank held an average of $28.1 billion of short-term assets as a source of liquidity for this purpose.

Affordable Housing and Community Impact
The Bank’s housing and community development programs are central to its mission by providing reliable liquidity and funding to help its members build strong communities and support their affordable housing needs. The Bank contributes 10% of its net income each year to its AHP, an annual grant program that supports the creation, preservation, or purchase of affordable housing. This program includes a competitive AHP and two down payment products called Home$tart and the Native American Homeownership Initiative. During 2024, the Bank accrued statutory AHP assessments of $102 million to be awarded in 2025 through this program. In addition to the statutory assessment, the Bank voluntarily accrued $13 million for use in the AHP during 2024.

In addition to its AHP, the Bank offers its members voluntary programs to further its housing mission and provide support for affordable housing initiatives. During 2024, the Habitat for Humanity® Advance Rate Discount program provided $100 million in 0% rate advances to members that originated or purchased mortgage loans from a Habitat for Humanity® affiliate and recorded $22 million in subsidy expense. This source of low cost funding enables members to partner with Habitat for Humanity® affiliates to offer lower-rate mortgages to homeowners and support the construction of affordable housing. In 2024, the Bank funded $310 million of loans under the Mortgage Rate Relief program, which provided $29 million in grants to those seeking affordable homeownership. Mortgage Rate Relief is designed to make homeownership attainable for borrowers at or below 80% of the area median income by providing them an interest rate that is lower than the current market rate. The Bank also recorded a $4 million contribution to its Member Impact Fund during 2024. The Member Impact Fund is a discretionary program in which the Bank matches member donations to local housing and community development organizations. Through these programs and our voluntary AHP contributions, the Bank recorded a total of $68 million in voluntary community and housing contributions during 2024.

2024 Financial Results Discussion

Net Income - The Bank recorded net income of $914 million in 2024 compared to $962 million in the prior year.
Net Interest Income - The Bank recorded net interest income of $1.2 billion in 2024, a decrease of $70 million when compared to the prior year, primarily due to lower average advance balances, decreases in market value adjustments on the Bank’s fair value hedge relationships, and lower prepayment fee income on advances. The decline was offset in part by improved asset-liability spreads on investments, driven by higher-yielding mortgage-backed security purchases.
Other Income (Loss) - The Bank recorded other income of $37 million in 2024, an improvement of $52 million when compared to the prior year, primarily due to the net changes in fair value on the Bank’s trading securities, fair value option instruments, and economic derivatives. During 2024, the improvement in other income was also driven by increased fees on standby letters of credit and net gains recorded on litigation settlements.
Other Expense - The Bank recorded other expense of $258 million in 2024, an increase of $37 million when compared to the prior year. The increase during 2024 was primarily driven by an increase in voluntary community and housing contributions of $21 million when compared to the prior year. Additionally, the increase during 2024 was driven by higher contract labor and consultant costs.
Assets - The Bank’s total assets decreased to $165.3 billion at December 31, 2024, from $184.4 billion at December 31, 2023, driven primarily by a decline in advances. Advances decreased $22.6 billion due mainly to a decline in borrowings by large depository institution members, offset in part by an increase in borrowings by insurance companies.
Capital - Total capital decreased to $9.5 billion at December 31, 2024, from $9.8 billion at December 31, 2023, primarily due to a decrease in activity-based capital stock resulting from a decline in advance balances.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited) Dollars in millions
Selected Balance Sheet Items	December 31, 2024	December 31, 2023
Advances	$99,951	$122,530
Investments	52,032	49,828
Mortgage loans held for portfolio, net	11,896	9,967
Total assets	165,253	184,406
Consolidated obligations	153,251	171,498
Capital stock - Class B putable	5,989	6,873
Retained earnings	3,491	3,138
Total capital	9,451	9,831
Total regulatory capital[1]	9,489	10,023
Regulatory capital ratio	5.74%	5.44%
1    Total regulatory capital includes capital stock, mandatorily redeemable capital stock, and retained earnings. The regulatory capital ratio is calculated as regulatory capital as a percentage of period end assets.

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
Operating Results	2024	2023	2024	2023
Net interest income	$241	$347	$1,236	$1,306
Provision (reversal) for credit losses on mortgage loans	1	—	(1)	1
Other income (loss)	56	14	37	(15)
Other expense	67	77	258	221
Affordable Housing Program assessments	23	28	102	107
Net income	$206	$256	$914	$962
Performance Ratios
Net interest spread	0.26%	0.45%	0.41%	0.43%
Net interest margin	0.56	0.74	0.70	0.72
Return on average equity (annualized)	8.76	10.36	9.52	10.30
Return on average assets (annualized)	0.47	0.53	0.51	0.52

The financial results reported in this earnings release for 2024 are preliminary until the Bank announces audited financial results in its 2024 Form 10-K filed with the Securities and Exchange Commission, expected to be available next month at www.fhlbdm.com and www.sec.gov.
The Bank is a member-owned cooperative whose mission is to be a reliable provider of funding, liquidity, and services for its members so that they can meet the housing, business, and economic development needs of the communities they serve. The Bank is wholly owned by nearly 1,250 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of 11 regional banks that make up the Federal Home Loan Bank System.
Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements. A detailed discussion of the more important risks and uncertainties that could cause actual results and events to differ from such forward-looking statements can be found in the “Risk Factors” section of the Bank’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. These forward-looking statements apply only as of the date they are made, and the Bank undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.